Exhibit 21.1

Schedule of Subsidiaries of FTI Consulting, Inc.

Name	Jurisdiction of Incorporation
Competition Policy Associates, Inc.	District of Columbia
FTI BKS Acquisition LLC	Maryland
FTI Cambio LLC	Maryland
FTI Consulting Foundation Inc.	Maryland
FTI Consulting Limited	England and Wales
FTI Financial Services Limited	England and Wales
FTI Holder LLC	Maryland
FTI International Risk, LLC	Maryland
FTI Investigations, LLC	Maryland
FTI, LLC	Maryland
FTI IP, LLC	Maryland
FTI Capital Advisors, LLC	Maryland
FTI Repository Services, LLC	Maryland
FTI Ringtail (AUST) PTY LTD	Australia
G3 Consulting Limited	England and Wales
International Risk Limited	Hong Kong
International Risk Limited	Delaware
International Risk (Singapore) Pty Ltd.	Singapore
IRL (Holdings) Limited	British Virgin Is.
Lexecon, LLC	Maryland
FTI FD LLC	Maryland
FD MWA Holdings Inc.	Delaware
FD U.S. Communications, Inc.	New York
Dittus Communications, Inc.	District of Columbia
FD International (Holdings) Limited	England and Wales
FD International 2 Limited	England and Wales
FD International 3 Limited	England and Wales
FD International 4 Limited	England and Wales
Financial Dynamics Holding Ltd.	England and Wales
Financial Dynamics Russia Ltd.	England and Wales
Financial Dynamics Ireland Ltd.	Republic of Ireland
Financial Dynamics Ltd.	England and Wales
FD International Ltd.	United Kingdom
Financial Dynamics Asia Ltd.	Hong Kong
85Four (Holdings) Ltd.	England and Wales
85Four Ltd.	England and Wales
LLM Holdings Limited	England and Wales
LLM Communications Limited	England and Wales
Financial Dynamics S.A.	France
FTI Consulting B. V.	Netherlands
FTI Consulting S.A.	Argentina
FTI Holder Consultoria S.A.	Brazil